                                              FILED PURSUANT TO RULE 424(B)(3)
                                                    REGISTRATION NO. 333-216769
AXA Equitable Life Insurance Company

SUPPLEMENT DATED AUGUST 9, 2019 TO THE MAY 1, 2019 TO THE PROSPECTUS FOR EQUI-VEST(R) EMPLOYER-SPONSORED RETIREMENT PLANS

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This Supplement modifies certain information in the above-referenced Prospectus and statement of additional information (together the "Prospectus") offered by AXA Equitable Life Insurance Company ("AXA Equitable"). You should read this Supplement in conjunction with your Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in your Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center referenced in your Prospectus.

Effective as of September 1, 2019, the "Texas" variation in "Appendix III:
State contract availability and/or variations of certain features and benefits" in the Prospectus and any supplements thereto, is replaced in its entirety with the following:

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                                CONTRACT TYPE/SERIES/
 STATE   FEATURES AND BENEFITS  EFFECTIVE DATE         AVAILABILITY OR VARIATION
-----------------------------------------------------------------------------------

TEXAS  See                             6% of the amount withdrawn, generally declining
       "Withdrawal                     for the first through 12th contract years;
       Charge" in
       "Charges under                     Contract      Charge
       the contracts"                     year(s)       ------
       under "Charges                     -------
       and expenses."                        1          6.00%
                                             2          5.75%
                                             3          5.50%
                                             4          5.25%
                                             5          5.00%
                                             6          4.75%
                                             7          4.50%
                                             8          4.25%
                                             9          4.00%
                                             10         3.00%
                                             11         1.00%
                                             12         1.00%
                                        13 and later    0.00%

                                       The total of all withdrawal charges may not
                                       exceed 8% of all contributions made during a
                                       specified period before the withdrawal is made.

       See "What are   For all new     Unavailable variable investment options: The
       your            and existing    variable investment options that invest in
       investment      TSA contract    portfolios of unaffiliated trusts are not
       options under   owners          available.
       the contract"   (regardless of
       in "Contract    the contract
       features and    issue date)
       benefits".      who are
                       employees of
                       public school
                       districts and
                       open
                       enrollment
                       charter
                       schools
                       (grades K-12),
                       who are
                       participants
                       in the TSA
                       plan, the
                       providers of
                       which are
                       subject to the
                       403(b)
                       Certification
                       Rules of the
                       Teacher
                       Retirement
                       System of the
                       State of
                       Texas, and who
                       enroll and
                       contribute to
                       the TSA
                       contracts
                       through a
                       salary
                       reduction
                       agreement.

       See the SAI
       for condensed
       financial
       Information.
------------------------------------------------------------------------------------------


                   Form No. IM-14-19 (5/19)           Catalog No. 159975 (5/19)
                   EV Employer Sponsored - TX
                   TSA only (SAR Mail)                                   #47970

         EQUI-VEST(R) is issued by and is a registered service mark of
             AXA Equitable Life Insurance Company (AXA Equitable). Co-distributed by affiliates AXA Advisors, LLC and AXA Distributors, LLC.
               1290 Avenue of the Americas, New York, NY 10104.
   Copyright 2019 AXA Equitable Life Insurance Company. All rights reserved.
                     AXA Equitable Life Insurance Company
                1290 Avenue of the Americas, New York, NY 10104
                                (212) 554-1234

AXA Equitable Life Insurance Company

SUPPLEMENT DATED AUGUST 9, 2019 TO THE MAY 1, 2019 TO THE PROSPECTUS FOR EQUI-VEST(R) EMPLOYER-SPONSORED RETIREMENT PLANS

..   EQUI-VEST VANTAGE/SM/

--------------------------------------------------------------------------------

This Supplement modifies certain information in the above-referenced prospectus supplement and statement of additional information (together the "Prospectus") offered by AXA Equitable Life Insurance Company ("AXA Equitable"). You should read this Supplement in conjunction with your Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in your Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center referenced in your Prospectus.

Effective as of September 1, 2019, the "Texas" variation in "Appendix II: State contract availability and/or variations of certain features and benefits" in the Prospectus and any supplements thereto, is replaced in its entirety with the following:

-----------------------------------------------------------------------------------------------------------------
                                        CONTRACT TYPE/SERIES/
 STATE   FEATURES AND BENEFITS          EFFECTIVE DATE         AVAILABILITY OR VARIATION
-----------------------------------------------------------------------------------------------------------------
TEXAS    See "Withdrawal Charge                                The withdrawal charge equals up to 6.00% of the
         for EQUI-VEST(R) Vantage/SM/"                         amount withdrawn from your account value (or of
         contracts in section 13 of                            the defaulted loan amount, if applicable) in the
         the Supplement.                                       first five contract or participation years, as
                                                               applicable.

                                                            Participant/
                                                           contract year                      Charge
                                                           -------------                      ------
                                                                 1                            6.00%
                                                                 2                            5.75%
                                                                 3                            5.50%
                                                                 4                            5.25%
                                                                 5                            5.00%
                                                            6 and later                       0.00%

  EQUI-VEST(R) Vantage/SM/                            Not available.
  enhanced death benefit

  See the SAI for
  condensed financial
  Information.
-------------------------------------------------------------------------------------------------------------------


         EQUI-VEST(R) is issued by and is a registered service mark of
             AXA Equitable Life Insurance Company (AXA Equitable). Co-distributed by affiliates AXA Advisors, LLC and AXA Distributors, LLC.
               1290 Avenue of the Americas, New York, NY 10104.
   Copyright 2019 AXA Equitable Life Insurance Company. All rights reserved.
                     AXA Equitable Life Insurance Company
                1290 Avenue of the Americas, New York, NY 10104
                                (212) 554-1234

                   Form No. IM-13-19 (5/19)
                   EV Vantage - TX TSA only           Catalog No. 159974 (5/19)
                   SAR Mailing                                           #42404

AXA Equitable Life Insurance Company

SUPPLEMENT DATED AUGUST 9, 2019 TO THE MAY 1, 2019 TO THE PROSPECTUS FOR EQUI-VEST(R) STRATEGIES (SERIES 900)

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This Supplement modifies certain information in the above-referenced Prospectus and statement of additional information (together the "Prospectus") offered by AXA Equitable Life Insurance Company ("AXA Equitable"). You should read this Supplement in conjunction with your Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in your Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center referenced in your Prospectus.

A. FEE TABLE.

Effective as of September 1, 2019, footnote (5) in the "Fee table" in your Prospectus is deleted in its entirety and replaced with the following:

(5)These charges compensate us for mortality and expense risks, and administrative and financial accounting expenses we incur under the contract. A portion of this charge is for providing the death benefit.

B. TEXAS STATE VARIATIONS.

Effective as of September 1, 2019, the "Texas" variation in "Appendix IV: State contract availability and/or variations of certain features and benefits" in the Prospectus and any supplements thereto, is replaced in its entirety with the following:

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 STATE   FEATURES AND BENEFITS             CONTRACT TYPE                     AVAILABILITY OR VARIATION
--------------------------------------------------------------------------------------------------------------
TEXAS    See "Loans" in "Accessing your    All contract types                Taking a loan in excess of the
         money"                                                              Internal Revenue Code limits may
                                                                             result in adverse tax
                                                                             consequences. Please consult
                                                                             your tax adviser before taking a
                                                                             loan that exceeds the Internal
                                                                             Revenue Code limits.

         See "What are your investment     For TSA participants who are      Unavailable variable investment
         options under the contract" in    employees of Texas public higher  options: The variable investment
         "Contract features and benefits"  education and participate in the  options that invest in
                                           Texas Optional Retirement         portfolios of the unaffiliated
                                           Program (ORP)                     trusts are not available.

         See "Personal Income Benefit" in  For TSA participants who are      The Personal Income Benefit
         "Contract features and benefits"  employees of Texas public higher  feature is not available.
                                           education and participate in the
                                           Texas Optional Retirement
                                           Program (ORP)

         See "Withdrawing your account     For TSA participants who are      For participants in a Texas
         value" in "Accessing your money"  employees of Texas public higher  Optional Retirement Program education and participate in the  (ORP), Texas law permits
                                           Texas Optional Retirement         withdrawals only after one of
                                           Program (ORP)                     the following distributable
                                                                             events:
                                                                             .   separation from service from
                                                                                 all Texas public higher
                                                                                 education employment; or
                                                                             .   age 70 1/2.
--------------------------------------------------------------------------------------------------------------

         EQUI-VEST(R) is issued by and is a registered service mark of
             AXA Equitable Life Insurance Company (AXA Equitable). Co-distributed by affiliates AXA Advisors, LLC and AXA Distributors, LLC.
               1290 Avenue of the Americas, New York, NY 10104.
   Copyright 2019 AXA Equitable Life Insurance Company. All rights reserved.
                     AXA Equitable Life Insurance Company
                1290 Avenue of the Americas, New York, NY 10104
                                (212) 554-1234

         Form No. IM-10-19 (5/19)                     Catalog No. 159971 (5/19)
         EV 900 - TX ORP only (SAR Mail)                                 #42561